Exhibit 99.1

American Public Education Reports Third Quarter 2022 Results

CHARLES TOWN, WV (November 08, 2022) – American Public Education, Inc. (Nasdaq: APEI) announced financial results for the quarter ended September 30, 2022.

Third Quarter Highlights:

•	Consolidated revenue increased 52% year-over-year to $149.5 million

•	Total cash and cash equivalents was approximately $185.5 million, compared to $149.6 million as of December 31, 2021, representing increase of $35.9 million or 24.0%

•	Our net loss for the period was $3.8 million, compared to net loss of $0.3 million for the three months ended September 30, 2021, an increase in the net loss of $3.5 million.

•	Adjusted EBITDA was $9.5 million for the third quarter 2022

We completed the acquisitions of Rasmussen University (“RU”) and Graduate School USA (“GSUSA”) on September 1, 2021 and January 1, 2022, respectively. Our financial results do not include the financial results of these companies prior to their respective acquisition closing dates. Accordingly, the financial results for the three and nine months ended September 30, 2021, include results of operations of RU for the month of September 2021 and do not include the results of operations of GSUSA. Therefore, the prior year period presented is not directly comparable to the current period.

Financial Results:

Three months ended September 30, 2022 compared to three months ended September 30, 2021:

•	Total consolidated revenue for 2022 increased 52.2% to $149.5 million, compared to total revenue of $98.2 million in 2021, due to:

o	the inclusion of RU Segment revenue and GSUSA revenue for the three months ended September 30, 2022 of $40.4 million and $7.9 million, respectively;

o	an increase of $2.8 million, or 4.3%, in revenue from American Public University System (“APUS”) due to a net course registration increase of 3.2% compared to prior year; and

o	an increase of $0.2 million, or 1.5%, in revenue from Hondros College of Nursing (“HCN”), reflecting an increase in total student enrollment of 3.7%.

•	Total costs and expenses increased to $150.6 million for 2022, compared to $97.0 million for the same period in 2021. The increase in costs and expenses for the three months ended September 30, 2022 was primarily the result of the inclusion of other RU Segment and GSUSA costs and expenses of $47.3 million and $6.3 million, respectively, for the three months ended September 30, 2022, compared to one month of RU Segment costs and expenses and no GSUSA costs and expenses in the prior year period.

○	Instructional costs and services increased $29.3 million in 2022 to $71.8 million, compared to $42.5 million in 2021, primarily due to the inclusion of RU Segment and GSUSA instructional costs and services expenses of $23.0 million and $3.9 million, respectively, for the three months ended September 30, 2022, compared to one month of RU Segment instructional costs and services expenses and no GSUSA instructional costs and services expenses in the prior year period.

○	Selling and promotional expenses increased $17.5 million to $40.9 million, compared to $23.5 million in 2021, primarily due to the inclusion of RU Segment and GSUSA selling and promotional expenses of $16.0 million and $1.1 million, respectively, for the three months ended September 30, 2022, compared to one month of RU Segment selling and promotional expenses and no GSUSA selling and promotional expenses in the prior year period.

○	General and administrative (“G&A”) expenses increased $3.1 million to $29.7 million, compared to $26.6 million in 2021, primarily due to the inclusion of RU Segment and GSUSA G&A expenses of $4.1 million and $1.2 million, respectively, as well as an increase in employee compensation costs in our HCN Segment and Corporate and Other, and increases in Title IV costs and bad debt expense in our HCN Segment, partially offset by decreases in professional fees in our APUS Segment and Corporate and Other and a decrease in legal costs in Corporate and Other.

○	Depreciation and amortization expenses increased to $8.0 million in 2022, or 5.3% of revenue, compared to $4.4 million and 4.5% in 2021, primarily due to the addition of the RU Segment and GSUSA depreciation and amortization expenses of $4.1 million and $0.2 million, respectively, as compared to the prior period.

o	Costs and expenses in 2022 include $0.9 million in information technology costs related to our multi-year technology transformation program in our APUS Segment and M&A-related professional fees of $0.3 million associated with the Rasmussen and GSUSA acquisitions in Corporate and Other. M&A-related professional fees, which are included within G&A expenses, were associated with the RU and GSUSA acquisitions, and compared to $1.8 million of M&A-related professional fees primarily associated with the RU acquisition in 2021.

•	Interest expense was $3.6 million in 2022, compared to interest expense of $1.3 million in 2021. The increase in interest expense was due to the inclusion of three months of interest expense related to the senior secured term loan facility in an aggregate original principal amount of $175.0 million issued in connection with the Rasmussen acquisition, compared to one month of interest expense in the prior year period.

•	Net loss was $3.8 million in 2022, compared to net loss of $0.3 million in 2021, primarily driven by increases in costs discussed above.

•	Net loss per diluted share was $0.20, compared to net loss of $0.01 per diluted share in the same period of 2021.

•	Adjusted EBITDA was $9.5 million in 2022, compared to $9.3 million in 2021.

Balance Sheet and Liquidity:

•	Total cash and cash equivalents as of September 30, 2022 was approximately $185.5 million, compared to $149.6 million as of December 31, 2021, representing an increase of $35.9 million or 24.0%. The increase in cash was due to cash provided by operating activities, partially offset by increases in capital expenditures and payments of principal and interest on our debt obligations.

•	During the third quarter, the Army transitioned from the initial version of ArmyIgnitED to ArmyIgnitED 2.0, with a new third-party service provider, and announced that all TA requests for courses beginning on or after October 1, 2022 must be submitted via ArmyIgnitED 2.0. As part of this change, the Army stopped allowing institutions to submit invoices July 30, 2022 until August 29, 2022, which has impacted our ability to collect on our accounts receivable and caused our accounts receivable to increase. As of September 30, 2022, approximately $13.8 million, of which $6.3 million is older than 60 days from the course start date, was due from the Army. While we are taking efforts to mitigate any adverse impact of the transition to ArmyIgnitED 2.0 on accounts receivable, bad debt, and cash flow, there can be no assurance that these efforts will be successful or ArmyIgnitED 2.0 will work as expected. Difficulties associated with the upgrade or transition to a new service provider, including the related data migration, could cause further disruption to soldiers’ ability to seek and obtain TA and to the Army’s processing of invoices and payments to APUS.

Registrations and Enrollment:

	2022	2021	% Change
American Public University System[1]
For the three months ended September 30, Net Course Registrations	85,800	83,100	3%

For the nine months ended September 30, Net Course Registrations	263,200	258,700	2%

Rasmussen University[2]
For the three months ended September 30, Total Student Enrollment	15,000	16,300	(8)%

Hondros College of Nursing[3]
For the three months ended September 30, Total Student Enrollment	2,410	2,320	4%

1APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.

2Rasmussen Total Student Enrollment represents students in an active status as of the full-term census or billing date.

3HCN Total Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Fourth Quarter 2022 Outlook:

The following statements are based on APEI’s current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI’s earnings conference call and presentation for further details.

	Fourth Quarter 2022 Guidance		Full Year 2022 Guidance
	(Approximate)	(% Yr/Yr)	(Approximate)	(% Yr/Yr)
APUS Net course registrations	84,000 to 87,500	-3% to +1%	347,300 to 350,800	1% to 2%

HCN Student enrollment	2,600	4%	2,600	4%

RU Student enrollment	15,600	-9%	15,600	-9%
- Nursing	7,600	-12%	7,600	-12%
- Non-Nursing	8,000	-5%	8,000	-5%

($ in millions except EPS)
APEI Consolidated revenue	$151.2 to $154.2	-2% to 0%	$605.1 to $608.1	44% to 45%
APEI Consolidated net income	-$3.9 to -$2.4	-141% to -126%	-$112.3 to -$110.9	n.m.
APEI Adjusted EBITDA	$13.9 to $16.7	-53% to -43%	$55.2 to $58.0	-15% to -10%
APEI Diluted EPS	-$0.20 to -$0.13	-140% to -126%	-$5.94 to -$5.87	n.m.

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and Adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI’s operating profit and cash generation capabilities.

For the three months ended September 30, 2022 and 2021, adjusted EBITDA excludes non-cash compensation expense, loss on disposals of long-lived assets, and M&A-related professional fees.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures are that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that are included in the tables following this press release (under the captions “GAAP Net Income to Adjusted EBITDA,” and “GAAP Outlook Net Income to Outlook Adjusted EBITDA”) and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI’s third quarter 2022 earnings conference call will be held today at 5:00 p.m. Eastern time. This webcast will be open to listeners who log in through the APEI’s investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live webcast. The replay will be archived and available to listeners through APEI’s investor relations website for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA, educate the service-minded student by providing career-focused higher education and career learning.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 88,000 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 15,000 students across its 23 campuses and student service centers in six states and online. It also has schools of Business, Technology, Design, Early Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 2,410 total students. Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance and Veterans Administration student enrollment data, as reported by Military Times, 2020.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding expected growth, registration and enrollments, revenues, income and adjusted EBITDA and EBITDA, impacts of the upgrade to ArmyIgnitED 2.0 and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: the impacts of inflation, increases in labor costs, and enrollment trends, including on APEI’s operating margins; APEI’s dependence on the effectiveness of its ability to attract students who persist in its institutions’ programs; changing market demands; APEI’s inability to effectively market its institutions’ programs; APEI’s inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; APEI’s loss of its ability to receive funds under tuition assistance programs or the reduction, elimination, or suspension of tuition assistance; the effects, duration, and severity of and APEI’s response to the COVID-19 pandemic; adverse effects on demand as the pandemic abates; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI’s need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI’s failure to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; APEI’s loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; business combinations and acquisitions, including the integration of RU and GSUSA and APEI’s inability to realize the expected benefits of their acquisition; incurring substantial debt, the cost of servicing that debt, and APEI’s inability in the future to service that debt; APEI’s dependence on and the need to continue to invest in its technology infrastructure; and the various risks described in the “Risk Factors” section and elsewhere in APEI’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 and Annual Report on Form 10-K for the year ended December 31, 2021, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Ryan Koren

AVP, Investor Relations & Corporate Development

(610) 428-7376

###

American Public Education, Inc.

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended
	September 30,
	2022	2021
	(unaudited)
Revenues	$149,535	$98,248
Costs and expenses:
Instructional costs and services	71,817	42,544
Selling and promotional	40,917	23,458
General and administrative	29,667	26,598
Impairment of goodwill and intangible assets	—	—
(Gain) loss on disposals of long-lived assets	178	—
Depreciation and amortization	7,982	4,386
Total costs and expenses	150,561	96,986
(Loss) income from operations before interest and income taxes	(1,026)	1,262
Gain on acquisition	-	—
Interest (expense) income	(3,594)	(1,305)
(Loss) income before income taxes	(4,620)	(43)
Income tax (benefit) expense	(860)	224
Equity investment loss	(2)	-
Net (loss) income	$(3,762)	$(267)

Net (loss) income per common share:
Basic	$(0.20)	$(0.01)
Diluted	$(0.20)	$(0.01)

Weighted average number of common shares:
Basic	18,885	18,700
Diluted	18,927	18,855

	Three Months Ended
Segment Information:	September 30,
	2022	2021
Revenues:
APUS Segment	$68,735	$65,906
RU Segment	$61,548	$21,132
HCN Segment	$11,409	$11,240
Corporate and other[1]	$7,843	$(30)
Income (loss) from operations before interest and income taxes:
APUS Segment	$12,532	$7,825
RU Segment	$(7,900)	$(999)
HCN Segment	$(1,392)	$448
Corporate and other[1]	$(4,266)	$(6,012)

	Nine Months Ended
	September 30,
	2022	2021
	(unaudited)
Revenues	$453,890	$264,803
Costs and expenses:
Instructional costs and services	215,604	105,257
Selling and promotional	116,082	60,350
General and administrative	89,179	75,579
Impairment of goodwill and intangible assets	144,900	—
Loss on disposals of long-lived assets	962	182
Depreciation and amortization	24,249	9,561
Total costs and expenses	590,976	250,929
(Loss) income from operations before interest income and income taxes	(137,086)	13,874
Gain on acquisition	3,828	—
Interest (expense) income	(10,339)	(1,167)
(Loss) income before income taxes	(143,597)	12,707
Income tax (benefit) expense	(35,152)	3,509
Equity investment income (loss)	(13)	(827)
Net (loss) income	$(108,458)	$8,371

Net (loss) income per common share:
Basic	$(5.75)	$0.47
Diluted	$(5.74)	$0.46

Weighted average number of common shares:
Basic	18,854	17,874
Diluted	18,906	18,048

	Nine Months Ended
Segment Information:	September 30,
	2022	2021
Revenues:
APUS Segment	$211,729	$210,321
RU Segment	$192,538	$21,132
HCN Segment	$34,436	$33,506
Corporate and other[1]	$15,187	$(156)
(Loss) income from operations before interest income and income taxes:
APUS Segment	$39,338	$30,969
RU Segment	$(153,562)	$(999)
HCN Segment	$(3,017)	$1,348
Corporate and other[1]	$(19,845)	$(17,444)

The RU Segment reflects the operations of RU, which was acquired on the RU Closing Date. The Company did not consolidate the financial results of the RU Segment prior to the RU Closing Date.

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA from the GSUSA Closing Date through September 30, 2022. Contract training revenue represents both individual and customized training programs and is recognized when the services are performed. Additionally, the APUS Segment charges the HCN Segment and corporate employees for the value of courses taken by HCN Segment employees and corporate employees at APUS. The elimination of this intersegment revenue is included within Corporate and Other.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Net (loss) income	$(3,762)	$(267)	(108,458)	8,371
Income tax (benefit) expense	(860)	224	(35,152)	3,509
Interest expense (income)	3,594	1,305	10,339	1,167
Equity investment loss	2	-	13	827
Depreciation and amortization	7,982	4,386	24,249	9,561
EBITDA	6,956	5,648	(109,009)	23,435

Impairment of goodwill and intangible assets	-	-	144,900	-
Adjustment to gain on acquisition	-	-	(3,828)	-
Stock compensation	1,997	1,804	6,703	5,969
Loss on disposals of long-lived assets	178	-	962	182
M&A and integration	329	1,816	1,602	5,783
Adjusted EBITDA	$9,460	$9,268	41,330	35,369

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s projected GAAP net income to the calculation of projected adjusted EBITDA for the three months and twelve months ending December 31, 2022:

	Three Months Ending		Twelve Months Ending
	December 31, 2022		December 31, 2022
(in thousands, except per share data)	Low	High	Low	High
Net income	$(3,855)	$(1,727)	$(112,313)	$(110,185)
Income tax expense	(1,217)	(545)	(36,369)	(35,697)
Interest expense, net	3,931	3,931	14,270	14,270
Equity investment loss (income)	-	-	13	13
Depreciation and amortization	8,318	8,318	32,567	32,567
EBITDA	7,177	9,977	(101,832)	(99,032)

Impairment of goodwill and intangible assets	-	-	144,900	144,900
Adjustment to gain on acquisition	-	-	(3,828)	(3,828)
Stock compensation	2,712	2,712	9,415	9,415
Loss on disposals of long-lived assets	-	-	962	962
M&A and integration	4,017	4,017	5,619	5,619
Adjusted EBITDA	$13,906	$16,706	$55,236	$58,036